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                                                                     EXHIBIT 2.2



                                 AMENDMENT TO
                              EXCHANGE AND MERGER
                                   AGREEMENT

                              ===================

     THIS AMENDMENT (the "Amendment"), dated October 13, 1999, to that certain Exchange and Merger Agreement (the "Merger Agreement"), dated as of July 22, 1999, by and among American Rivers Oil Company, a Wyoming corporation ("AROC"), American Rivers Oil Company, a Delaware corporation ("AROC Delaware"), and Alliance Resources Plc, a public limited company incorporated in England and Wales ("Alliance"). AROC, AROC Delaware and Alliance are referred to collectively as the "Constituent Entities."

     WHEREAS, the Constituent Entities desire to amend (the "Amendment") the Merger Agreement in accordance with Section 12.8 of the Merger Agreement.
                                    ------------

                                   AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the undersigned parties hereby agree as follows:

     1. Capitalized terms used in this Amendment and not otherwise defined have the meanings given in the Merger Agreement.

     2.   Section 8(a) is amended to read in its entirety as follows:

          (a)  The actions required by Sections 10.9 and 10.10 shall have
                                       -----------------------
          occurred and all other options or rights to purchase or acquire AROC Shares shall have been canceled.

     3.   Section 9(e) is amended to read in its entirety as follows:

          (e) All outstanding options or other rights to purchase or acquire Alliance Ordinary Shares (other than the warrants and other rights provided for by Sections 10.4, 10.5, 10.6 and 10.10 and the option to
                          -----------------------------------
          purchase 50,000 Alliance Ordinary Shares held by John Duncan & Co.
          Ltd.) shall have been canceled without further liability to AROC or Alliance.

     4.   Section 10.7 is amended to read in its entirety as follows:

          10.7.  AROC Delaware Capitalization.  On or prior to the Mailing Date,
                 ----------------------------
          AROC Delaware shall revise its Certificate of Incorporation to provide that the authorized capital stock of AROC Delaware shall consist of 200,000,000 shares, consisting of 180,000,000 shares of common stock, par value $0.001 per share, 100 of which shall be issued and outstanding, 10,000,000 shares of preferred stock, par value $0.001 per share, none of which shall be issued and outstanding, and 10,000,000 shares of
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          convertible restricted voting stock, par value $0.001 per share, none of which shall be issued and outstanding.

     5. New Sections 10.9, 10.10 are added to read in their entirety as follows:

          10.9 AROC Options.  "As permitted by Section 8(i)(ii) of the Metro
               ------------
          Cable Corporation 1992 Stock Option Plan and Section 6(f)(2) of the American Rivers Oil Company 1995 Stock Option and Stock Compensation Plan, prior to the Mailing Date AROC shall (i) provide that the holder of each option outstanding under those plans shall terminate as of a date fixed by the committee not later than 30 days after the Mailing Date; (ii) notify the holders of all outstanding options under those plans at least 30 days in advance of the date so fixed; and (iii) provide that any holder of an outstanding option under those plans shall have the right, during the period of 30 days preceding such termination, to exercise the option as to all or any part of the AROC Shares covered thereby, including shares as to which such option would not otherwise be exercisable. Any AROC Shares issued upon exercise of such options shall have the same rights provided all AROC Shares in
          Section 3.2 of this Agreement.
          -----------

          10.10.  Consult & Assist Options.  The options to purchase up to
                  ------------------------
          275,000 AROC Shares held by Consult & Assist shall, at the Effective Time, be converted into the right to receive an option to purchase 30,250 AROC Delaware Shares at an exercise price of $10.00 per share.
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     IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first written above.

                                    AROC:

                                    AMERICAN RIVERS OIL COMPANY


                                    By:    /s/ Karlton Terry
                                           ------------------------------
                                    Name:  Karlton Terry
                                    Title: President


                                    AROC Delaware:

                                    AMERICAN RIVERS OIL COMPANY


                                    By:    /s/ Karlton Terry
                                           ------------------------------
                                    Name:  Karlton Terry
                                    Title: President


                                    Alliance:

                                    ALLIANCE RESOURCES PLC


                                    By:
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                                    Name:
                                           ------------------------------
                                    Title:
                                           ------------------------------